Exhibit 99.2

Press Release

Gulfport Energy Corporation Announces Pricing of Upsized Common Stock Offering

OKLAHOMA CITY (April 16, 2015) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport”) announced today the pricing of an underwritten public offering of 9,500,000 shares of its common stock at a price to the public of $47.75 per share. The 9,500,000 shares offering represents a 2,000,000 share upsize to the originally proposed 7,500,000 share offering. The underwriters have a 30-day option to purchase up to an additional 1,425,000 shares from Gulfport at the public offering price per share (less the underwriting discount). The offering is expected to close on April 21, 2015, subject to customary closing conditions. Net proceeds to Gulfport from the sale of the 9,500,000 shares will be approximately $436.4 million after deducting underwriting discounts, commissions and estimated offering expenses. Gulfport intends to use the net proceeds from this offering, together with the net proceeds from its concurrent debt offering, (i) to fund its previously announced pending acquisition of Paloma Partners III, LLC, (ii) to repay the current outstanding borrowings under its secured revolving credit facility and (iii) for general corporate purposes, including the funding of a portion of its 2015 capital development plans.

Credit Suisse Securities (USA) LLC and Scotia Capital (USA) Inc. are acting as joint book-running managers in the offering. Copies of the preliminary prospectus supplement for the offering may be obtained on the website of the Securities and Exchange Commission, www.sec.gov, or by contacting Credit Suisse Securities (USA) LLC, Prospectus Department, at One Madison Avenue, New York, New York 10010, or by telephone at (800) 221-1037, or by contacting Scotia Capital (USA) Inc., Prospectus Department, or (ii) Scotia Capital (USA) Inc., 250 Vesey Street, New York, New York 10281, Attention: Equity Capital Markets, or by telephone (212) 225-6854.

The common stock will be issued and sold pursuant to an effective automatic shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located in the Utica Shale of Eastern Ohio and along the Louisiana Gulf Coast. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its 24.9% interest in Grizzly Oil Sands ULC.

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transactions described above. Gulfport cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Gulfport cannot assure you that the proposed transactions described above will be consummated on the terms Gulfport currently contemplates, if at all. Information concerning these and other factors can be found in Gulfport’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Gulfport undertakes no obligation to update any forward-looking statement contained in this press release, even if Gulfport’s expectations or any related events, conditions or circumstances change. Gulfport is not responsible for any changes made to this release by wire or Internet services.

Investor & Media Contacts:

Paul K. Heerwagen IV

pheerwagen@gulfportenergy.com

405-242-4888

Jessica R. Wills

jwills@gulfportenergy.com

405-242-4421